Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Missouri Premium Income Municipal Fund

811-07616


A special meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014 for the above-referenced fund. At this meeting the shareholders were asked to vote to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board Members.


The results of the shareholder votes
are as follows:

    Common and Preferred shares
voting together as a class
To approve a new investment
management agreement


   For
           1,896,773
   Against
                64,673
   Abstain
                66,445
   Broker Non-Votes
              351,063
      Total
           2,378,954


To approve a new sub-advisory
agreement


   For
           1,900,857
   Against
                66,306
   Abstain
                60,728
   Broker Non-Votes
              351,063
      Total
           2,378,954



Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission Type DEF 14A, accession number 0001193125-14-236554, on June 16, 2014.